EXHIBIT 10.1

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

Hypercom Corporation (the “Company”) and Norman Stout (the “Executive”) (each a “Party” and together the “Parties”) entered into an Employment Agreement on December 26, 2007, which was subsequently amended on December 30, 2008 with an effective date of January 1, 2008 (as amended, the “Agreement”).  Section 2 of the Agreement provides that it will terminate on June 30, 2009 (the “Term”), unless Executive and the Company agree to renew the employment relationship and/or terminate the relationship prior to the end of the Term.  The parties now wish to further amend the Agreement effective as of June 30, 2009, to extend the Term indefinitely, subject to termination by either party on ninety (90) days’ advance written notice, and to amend certain other provisions, as set forth below.

1.	Except for Paragraph 5, below, this Amendment No. 2 (“Amendment No. 2”) is effective as of June 30, 2009.

2.           Section 2 of the Agreement is amended, effective as of June 30, 2009, to read as follows:

“Term.  Your employment by the Company will be effective as of 12:01 a.m. on December 31, 2007 and commencing on June 30, 2009 may be terminated by either Party on ninety (90) days advance written notice (“Notice”) to the other Party (the “Notice Period”).“

3.    If Notice is provided by either Party on or after June 30, 2009 pursuant to Section 2, the Company may modify Executive’s duties and responsibilities during the Notice Period, as directed by the Board from time to time.  During the Notice Period, Executive will continue to receive his Base Salary, and be eligible to receive annual bonus compensation and benefits, as provided in Section 3 of the Agreement.  At the expiration of the Notice Period, Executive may continue to serve as a director of the Company for the term to which he was elected; however, he will cease to be an employee of the Company and will no longer receive any compensation or benefits as an employee; provided, however, Executive shall be entitled to (a) immediate vesting of all of his unvested restricted stock, if any, and his unvested options to purchase common stock of the Company, and such options shall remain exercisable until the expiration date of their original terms; and (b) payment by the Company for a period of twelve (12) months following the expiration of the Notice Period for the COBRA benefits available to him, his spouse and his dependents covered by the Company’s group health plan at the expiration of the Notice Period.  If Executive continues to serve as a director of the Company following expiration of the Notice Period, the Board may elect him non-executive Chairman of the Board, and thereafter Executive may receive such compensation for service as Chairman of the Board as the Board may determine.

4.           Sections 7, 8 and 9 of the Agreement and the appended Definitions are deleted in their entirety effective June 30, 2009.

5.           Section 13 of the Agreement hereby is amended as of the date of execution of this Amendment No. 2 to read as follows:

“Notices.  Any notice, election or communication to be given hereunder will be in writing and delivered in person or deposited, certified or registered, in the United States mail, postage prepaid, addressed as follows:

If to the Company:
Hypercom Corporation
8888 E. Raintree Drive
Suite 300
Scottsdale, Arizona 85260
Attn:  CEO and General Counsel

If to you:
Norman Stout
[To: Home address on file with Corporate Secretary.]

or to such other addresses as the Company or you may from time to time designate by notice hereunder.  Notices will be effective upon delivery in person or upon receipt of any facsimile or e-mail, or at midnight on the fourth business day after the date of mailing, if mailed.”

6.           Except as provided herein, all other terms of the Agreement shall continue in effect.  In the event of a conflict between terms of the Agreement as amended effective on January 1, 2008 and this Amendment No. 2 to the Agreement, this Amendment No. 2 shall control.

IN WITNESS WHEREOF, Executive has executed this Amendment No. 2, and Company has caused this Amendment No. 2 to be executed by its duly authorized representative, on this 29th day of April, 2009.

HYPERCOM CORPORATION

By: /s/ Daniel Diethelm
    Daniel Diethelm

Its: Lead Director

EXECUTIVE

/s/ Norman Stout
Norman Stout